Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces Strong First Quarter Results
Ankeny, IA, September 7, 2021 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq symbol CASY) a leading convenience store chain in the United States, today announced financial results for the three months ended July 31, 2021.

First Quarter Key Highlights

•Inside same-store sales increased 8.0% compared to prior year with a margin of 40.5%. Total inside gross profit increased 16.7% to $463.5 million compared to the same period last year.
•Fuel gallons increased 9.0% on a same-store basis compared to prior year with a fuel margin of 35.1 cents per gallon. Total fuel gross profit increased 11.6% to $234.5 million compared to the same period last year.
•Diluted EPS of $3.19 compared to $3.24 for the same period a year ago.
•Casey's completed the acquisitions of Buchanan Energy and the Oklahoma Circle K stores in the quarter, adding 137 new units.
•The Board of Directors increased the dividend for the 22nd year in a row to $0.35 per share.

“Casey’s achieved strong financial results in the first quarter,” said Darren Rebelez, President and CEO. “Total revenue was up across the board as guest traffic returned throughout the quarter. Inside gross profit was up almost 17% due in part to the merchandise resets and strategic sourcing initiatives the Company implemented earlier this calendar year. We welcomed the team members from the Buchanan Energy and Circle K acquisitions to the Casey's family and integration activities are well underway. Our balance sheet remains strong, and we are confident in our ability to achieve the previously stated fiscal 2022 outlook.”

Earnings

	Three Months Ended July 31,
	2021	2020
Net income (in thousands)	$119,159	$120,592
Diluted earnings per share	$3.19	$3.24
Adjusted EBITDA (in thousands)	$243,189	$237,755

Adjusted EBITDA (reconciled later in the document) was up compared to the same period a year ago due to higher fuel and inside gross profit from improved guest traffic, offset by an increase in operating expenses driven primarily by a resumption of normal operating hours versus the prior year. Net income and diluted EPS in the first quarter were less than prior year primarily due to higher depreciation expense from operating 166 additional stores than the prior year period.

Inside

	Three Months Ended July 31,
	2021	2020
Inside sales (in thousands)	$1,143,925	$1,002,627
Inside same-store sales	8.0%	(0.4)%
Grocery and general merchandise same-store sales[1]	7.0%	3.6%
Prepared food and dispensed beverage same-store sales[1]	10.8%	(9.8)%
Inside gross profit (in thousands)	$463,514	$397,247
Inside margin	40.5%	39.6%
Grocery and general merchandise margin	33.0%	32.2%
Prepared food and dispensed beverage margin	61.0%	59.7%

Inside same-store sales were driven by strong performance in packaged beverages, grocery items such as salty snacks and meat snacks, as well as a resurgence in pizza slices, driven in part by improved guest traffic. Inside margin was positively impacted by mix shift, both within and across categories, and procurement initiatives. Private label products reached 4.4% share of the Grocery and General Merchandise category by quarter end which was beneficial to gross margin.

Fuel

	Three Months Ended July 31,
	2021	2020
Fuel gallons sold (in thousands)	667,534	549,508
Same-store gallons sold	9.0%	(14.6)%
Fuel gross profit (in thousands)	$234,474	$210,030
Fuel margin (cents per gallon, excluding credit card fees)	35.1 ¢	38.2 ¢

Same-store gallons sold were positively impacted by higher guest traffic from lapping COVID-19 restrictions that were in place a year ago. The Company’s total fuel gross profit was up 11.6% versus the prior first quarter, as the increased volume was offset by a lower fuel margin environment. The Company sold $18.7 million in renewable fuel credits (RINs) in the first quarter, an increase of $15.3 million from the same quarter in the prior year.

Operating Expenses

	Three Months Ended July 31,
	2021	2020
Operating expenses (in thousands)	$478,928	$386,088
Credit card fees (in thousands)	$49,443	$35,490
Same-store operating expense excluding credit card fees	17.6%	(5.6)%

Operating expenses increased 24% during the first quarter primarily due to restoring store operating hours to pre-COVID levels, operating 166 more stores than this time last year, a 39% increase in credit card fees from higher retail fuel pricing along with higher sales volume, and one-time transaction and integration costs associated with the Buchanan Energy and Circle K acquisitions.

Expansion

Store Count
Stores at 4/30/2021	2,243
New store construction	3
Acquisitions	139
Acquisitions not opened	(2)
Prior acquisitions opened	2
Closed	(5)
Stores at 7/31/2021	2,380

1 We have changed the title of the Prepared Food and Fountain category to Prepared Food and Dispensed Beverage as well as the Grocery and Other Merchandise category to Grocery and General Merchandise to better reflect industry language and how we describe the categories internally. There has been no change to the products within the categories nor the calculation of sales and margin.

Liquidity
At July 31, the Company had approximately $674 million in available liquidity, consisting of approximately $199 million in cash and cash equivalents on hand and $475 million in undrawn borrowing capacity on existing lines of credit.

Share Repurchase
The Company has $300 million remaining under its existing share repurchase program which expires in April 2022. There were no repurchases made against that authorization in the first quarter.

Dividend
At its September meeting, the Board of Directors voted to pay a quarterly dividend of $0.35 per share, which is an increase of $0.01 per share. The dividend is payable November 15, 2021 to shareholders of record on November 1, 2021.

Fiscal 2022 Outlook
The Company is maintaining the previously disclosed fiscal 2022 outlook, with one modification. The tax rate is now expected to be approximately 24.0% - 26.0% for the year. The remainder of the key metrics are unchanged. The Company expects same-store fuel and inside sales to increase by mid-single digit percentages. Total operating expenses are expected to increase by mid-teen percentages, driven primarily by adding approximately 200 units during fiscal 2022, as well as expenses related to adding back operating hours to the stores and expected wage pressures. Depreciation and amortization is expected to be approximately $300 million, interest expense is expected to be approximately $50 million. The Company is also expecting to add approximately $500 million in property and equipment in the fiscal year, including acquisition remodels. As a reminder, with the exception of same-store sales, the estimates in this paragraph include the impact of the Buchanan Energy and Circle K acquisitions.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31,
	2021	2020
Total revenue	$3,181,994	$2,105,021
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,458,107	1,481,518
Operating expenses	478,928	386,088
Depreciation and amortization	75,888	65,820
Interest, net	13,730	13,407
Income before income taxes	155,341	158,188
Federal and state income taxes	36,182	37,596
Net income	$119,159	$120,592
Net income per common share
Basic	$3.21	$3.26
Diluted	$3.19	$3.24
Basic weighted average shares	37,126,060	36,971,376
Plus effect of stock compensation	209,377	270,797
Diluted weighted average shares	37,335,437	37,242,173

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 31, 2021	April 30, 2021
Assets
Current assets
Cash and cash equivalents	$198,928	$336,545
Receivables	109,017	79,698
Inventories	338,082	286,598
Prepaid expenses	16,878	11,214
Income taxes receivable	8,361	9,578
Total current assets	671,266	723,633
Other assets, net of amortization	148,101	82,147
Goodwill	440,415	161,075
Property and equipment, net of accumulated depreciation of $2,250,982 at July 31, 2021 and $2,206,405 at April 30, 2021	3,816,190	3,493,459
Total assets	$5,075,972	$4,460,314
Liabilities and Shareholders’ Equity
Current liabilities
Lines of credit	$—	$—
Current maturities of long-term debt and finance lease obligations	34,101	2,354
Accounts payable	453,514	355,471
Accrued expenses	253,327	254,924
Total current liabilities	740,942	612,749
Long-term debt and finance lease obligations, net of current maturities	1,682,171	1,361,395
Deferred income taxes	471,838	439,721
Deferred compensation	15,159	15,094
Insurance accruals, net of current portion	25,729	26,239
Other long-term liabilities	109,468	72,437
Total liabilities	3,045,307	2,527,635
Total shareholders’ equity	2,030,665	1,932,679
Total liabilities and shareholders’ equity	$5,075,972	$4,460,314

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three months ended July 31,
	2021	2020
Cash flows from operating activities:
Net income	$119,159	$120,592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,888	65,820
Amortization of debt issuance costs	359	—
Share-based compensation	8,623	7,021
(Gain) loss on disposal of assets and impairment charges	(1,770)	340
Deferred income taxes	33,460	9,767
Changes in assets and liabilities:
Receivables	(18,511)	(7,147)
Inventories	(26,624)	(2,788)
Prepaid expenses	(5,264)	(7,332)
Accounts payable	65,727	117,756
Accrued expenses	(12,035)	21,631
Income taxes	1,531	27,087
Other, net	1,016	(697)
Net cash provided by operating activities	241,559	352,050
Cash flows from investing activities:
Purchase of property and equipment	(45,045)	(45,146)
Payments for acquisition of businesses, net of cash acquired	(617,291)	—
Proceeds from sales of property and equipment	18,001	1,695
Net cash used in investing activities	(644,335)	(43,451)
Cash flows from financing activities:
Proceeds from long-term debt	300,000	—
Payments of long-term debt	(4,867)	(873)
Payments of debt issuance costs	(249)	—
Net payments of short-term debt	—	(120,000)
Proceeds from exercise of stock options	133	211
Payments of cash dividends	(12,609)	(11,779)
Tax withholdings on employee share-based awards	(17,249)	(7,917)
Net cash provided by (used in) financing activities	265,159	(140,358)

Net (decrease) increase in cash and cash equivalents	(137,617)	168,241
Cash and cash equivalents at beginning of the period	336,545	78,275
Cash and cash equivalents at end of the period	$198,928	$246,516

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Three months ended July 31,
	2021	2020
Cash paid during the period for:
Interest, net of amount capitalized	$7,914	$6,882
Income taxes, net	—	45
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	22,007	12,890
Right-of-use assets obtained in exchange for new finance lease liabilities	47,775	—
Right-of-use assets obtained in exchange for new operating lease liabilities	39,021	—

Summary by Category (Amounts in thousands)
Three months ended July 31, 2021	Fuel	Grocery & General Merchandise	Prepared Food & Dispensed Beverage	Other	Total
Revenue	$1,967,155	$835,485	$308,440	$70,914	$3,181,994
Gross profit	$234,474	$275,408	$188,106	$25,899	$723,887
	11.9%	33.0%	61.0%	36.5%	22.7%
Fuel gallons sold	667,534
Three months ended July 31, 2020
Revenue	$1,085,981	$731,861	$270,766	$16,413	$2,105,021
Gross profit	$210,030	$235,599	$161,648	$16,226	$623,503
	19.3%	32.2%	59.7%	98.9%	29.6%
Fuel gallons sold	549,508

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2022	9.0%	—	—	—	—	F2022	35.1	¢	—		—		—		—
F2021	(14.6)	(8.6)%	(12.1)%	6.4%	(8.1)%	F2021	38.2		35.3	¢	32.9	¢	33.0	¢	34.9	¢
F2020	(2.0)	(1.8)	(2.0)	(14.7)	(5.1)	F2020	24.4		22.9		21.7		40.8		26.8

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2022	7.0%	—	—	—	—	F2022	33.0%	—	—	—	—
F2021	3.6	6.6%	5.4%	12.5%	6.6%	F2021	32.2	33.3%	30.7%	31.8%	32.0%
F2020	3.2	3.2	3.5	(2.0)	1.9	F2020	31.3	33.3	32.9	30.4	32.0

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2022	10.8%	—	—	—	—	F2022	61.0%	—	—	—	—
F2021	(9.8)	(3.6)%	(5.0)%	13.4%	(2.1)%	F2021	59.7	60.1%	60.6%	60.1%	60.1%
F2020	1.6	1.9	2.8	(13.5)	(1.5)	F2020	62.2	60.9	60.2	60.0	60.9

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets as well as impairment charges. Neither EBITDA nor Adjusted EBITDA are considered GAAP measures, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.
The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended July 31, 2021 and 2020:

(In thousands)	Three Months Ended July 31,
	2021	2020
Net income	$119,159	$120,592
Interest, net	13,730	13,407
Depreciation and amortization	75,888	65,820
Federal and state income taxes	36,182	37,596
EBITDA	$244,959	$237,415
(Gain) loss on disposal of assets and impairment charges	(1,770)	340
Adjusted EBITDA	$243,189	$237,755
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of Grocery and General Merchandise and Prepared Food and Dispensed Beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores, and the potential effect of COVID-19. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including but not limited to executing our strategic plan, the impact and duration of COVID-19 and related governmental actions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on September 8, 2021. The call will be broadcast live over the Internet at 7:30 a.m. CST.  To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required.  A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 965-6587	Katie Petru (515) 446-6772